VALHI REPORTS FOURTH QUARTER 2015 RESULTS

DALLAS, TEXAS . . March 11, 2016.  Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $29.9 million, or $.10 per diluted share, in the fourth quarter of 2015 compared to net income of $8.8 million, or $.03 per diluted share, in the fourth quarter of 2014.   For the full year of 2015, Valhi reported a net loss attributable to Valhi stockholders of $133.6 million, or $.39 per diluted share, compared to net income of $53.8 million, or $.16 per diluted share in the full year of 2014.  We reported a net loss attributable to Valhi stockholders in the full year of 2015 primarily due to the recognition of a non-cash deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations recognized in the second quarter.

The Chemicals Segment's net sales of $287.0 million in the fourth quarter of 2015 were $86.5 million, or 23%, lower than in the fourth quarter of 2014.  Net sales of $1,348.8 million in the full year of 2015 were $303.1 million, or 18%, lower than in the full year 2014.  Net sales decreased in the fourth quarter and full year of 2015 as compared to the same periods of 2014 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  The Company's average TiO2 selling prices were 16% lower in the fourth quarter of 2015 as compared to the fourth quarter of 2014, and were 14% lower in the full year as compared to 2014.  The Chemicals Segment's average selling prices at the end of the fourth quarter of 2015 were 4% lower than at the end of the third quarter of 2015, and 17% lower than at the end of 2014, with lower prices in all major markets.  The Chemicals Segment's average TiO2 selling prices in 2015 were also impacted by a higher percentage of sales to lower-priced export markets in 2015 compared to 2014.  TiO2 sales volumes in the fourth quarter and the full year of 2015 were approximately 3% and 6% higher, respectively, than in same periods of 2014 due to higher sales in certain European and export markets, partially offset by lower sales in North American markets.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $25 million in the fourth quarter and by approximately $138 million in the full year 2015 as compared to the comparable periods in 2014.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Chemicals Segment reported an operating loss in the fourth quarter of 2015 of $17.7 million compared to operating income of $33.2 million in the fourth quarter of 2014.  For the full year 2015, the Chemicals Segment's operating income was $7.1 million compared to $156.8 million in 2014.  The Chemicals Segment's operating income in the full year of 2015 includes an aggregate workforce reduction charge of $21.7 million ($.03 per share, net of income tax benefit and noncontrolling interest), most of which was recognized in the second quarter, $10.8 million of which is classified in cost of sales and $10.9 million of which is classified in selling, general and administrative expense.  The Chemicals Segment's operating income decreased in 2015 primarily due to the net effects of lower average TiO2 selling prices, the workforce reduction charge, lower manufacturing and other production costs (primarily raw materials) and higher sales and production volumes.  Excluding the impact of the workforce reduction charge, the Chemicals Segment had an operating loss of $17.5 million in the fourth quarter of 2015, and operating income of $28.8 million in the full year of 2015.  The Chemicals Segment's TiO2 production volumes were 7% higher in the fourth quarter of 2015 as compared to the fourth quarter of 2014, and were 3% higher in 2015 over 2014.  The Chemicals Segment operated its production facilities at an overall average capacity utilization rate of 95% in 2015 (approximately 93%, 100%, 95% and 92% of practical capacity in the first, second, third and fourth quarters, respectively)  compared to approximately 92% in 2014 (90%, 97%, 96% and 86% in the first, second, third and fourth quarters of 2014, respectively).  The Chemicals Segment's production capacity utilization rates in the first quarter of 2014 were impacted by a union labor lockout at its Canadian production facility that ended in December 2013, as restart of production at the facility did not begin until February 2014.  The Chemicals Segment's production rates in the fourth quarter of 2014 and the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  The Chemicals Segment's operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased operating income by approximately $10 million in the fourth quarter and by approximately $40 million for the year.

Our Component Products Segment's net sales increased $.9 million in the fourth quarter of 2015 compared to 2014 and increased $5.1 million in the full year of 2015 compared to 2014.  Net sales increased for both the fourth quarter and full year of 2015 principally due to strong demand within the security products reporting unit from existing government customers.   Our Component Products Segment's operating income decreased for the fourth quarter of 2015 compared to 2014 due to lower variable margins related to changes in customer and product mix, and higher fixed costs in the security products reporting unit.  Our Component Products Segment's operating income increased for the full year of 2015 compared to 2014 primarily as a result of higher sales and operating margins at the marine components reporting unit.
The Waste Management Segment's net sales decreased $13.0 million in the fourth quarter of 2015 and $21.5 million in the full year of 2015 compared to the same periods of 2014.  Disposal volumes for the second, third and fourth quarters of 2015 were negatively impacted by availability of certain classifications of waste shipping containers to us beginning during the latter part of the second quarter.  In July 2015 we entered into an exclusive leasing arrangement to secure dedicated access to two such containers although fully implementing these containers into our shipping schedules has been slower than we anticipated.   In November 2015 we signed an agreement which allowed us to resume utilizing the shipping containers which had been unavailable to us for much of the year.   In addition, during 2014 the Waste Management Segment benefited from a one-time disposal campaign related to the decommissioning of a nuclear power plant which contributed disposal revenue of $4.2 million in the fourth quarter and $11.9 million in the full year 2014 compared to $0 in the fourth quarter and  $4.8 million in the full year  2015.  Lower disposal volumes in 2015 led to lower coverage of fixed costs as compared to 2014. As a result, our Waste Management Segment's operating loss increased significantly in 2015 as compared to 2014.
The Real Estate Management and Development Segment had fourth quarter 2015 sales of $2.0 million, primarily related to water system delivery, compared to sales of $10.6 million in the fourth quarter of 2014, including $8.3 million in sales of land held for development.   For the full year of 2015 the Real Estate Management and Development Segment had sales of $30.1 million, including $21.5 million in revenue on sales of land held for development, compared to sales of $40.3 million in the full year of 2014, including $31.9 million in sales of land held for development.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company did not expect to recognize significant operating income on land sales during 2014 and 2015.  Accordingly, the Real Estate Management and Development Segment had an operating loss in the fourth quarter of 2015 of $2.6 million compared to an operating loss of $.1 million in the 2014 period, and had break even operating results for the full year of 2015 compared to operating income of $2.0 million in 2014.

Corporate expenses were 26% higher at $10.2 million in the fourth quarter of 2015 compared to $7.8 million in the same period in 2014 primarily due to higher environmental remediation and related costs at NL in 2015. Corporate expenses were 2% higher at $39.6 million in the full year of 2015 compared to $38.8 million in the same period in 2014 primarily due to higher administrative related expenses in 2015, offset in part by lower environmental remediation and related costs and to a lesser extent lower in litigation and related costs.  Interest expense increased to $15.5 million in the fourth quarter of 2015 from $14.6 million in the fourth quarter of 2014, and increased to $59.0 million in the full year of 2015 as compared to $56.7 million in the full year of 2014,  primarily due to higher average debt levels at Valhi partially offset by lower average interest rate on outstanding indebtedness in 2015 due to the second quarter 2015 modification of Kronos' term loan agreement which reduced the interest rate on the outstanding principal amount by 75 basis points.

The Company's income tax expense in the full year of 2015 includes a non-cash deferred income tax expense of $159.0 million ($.27 per diluted share net of noncontrolling interest) most of which was recognized in the second quarter of 2015 related to the recognition of a deferred income tax asset valuation allowance related to the Chemicals Segment's German and Belgian operations.  The Company's income tax expense in the full year of 2014 includes an aggregate non-cash income tax benefit of $3.7 million ($.01 per share) related to a net reduction in our reserve for uncertain tax positions (most of which occurred in the second quarter).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;

•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income (loss) before the impact of the workforce reduction charge, which is used by the Company's management to assess the performance of the Company's Chemicals Segment's operations.  The Company believes disclosure of operating income (loss) before the impact of the workforce reduction charge provides useful information to investors because it similarly allows investors to analyze the performance of the Company's Chemicals Segment's operations in the same way that the Company's management assesses performance.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015
	(unaudited)
Net sales
Chemicals	$ 373.5	$ 287.0	$1,651.9	$1,348.8
Component products	24.8	25.7	103.9	109.0
Waste management	23.1	10.1	66.5	45.0
Real estate management and development	10.6	2.0	40.3	30.1

Total net sales	$ 432.0	$ 324.8	$1,862.6	$1,532.9

Operating income (loss)

Chemicals:
Before workforce reduction charge	$ 33.2	$ (17.5)	$ 156.8	$ 28.8
Workforce reduction charge	-	(.2)	-	(21.7)
Total chemicals	33.2	(17.7)	156.8	7.1
Component products	3.0	2.6	13.6	14.0
Waste management	4.4	(7.2)	(2.2)	(26.5)
Real estate management and development	(0.1)	(2.6)	2.0	-

Total operating income (loss)	40.5	(24.9)	170.2	(5.4)

General corporate items:
Securities earnings	6.6	6.6	26.9	26.5
Insurance recoveries	.4	.2	10.4	3.7
General expenses, net	(7.8)	(10.2)	(38.8)	(39.6)
Interest expense	(14.6)	(15.5)	(56.7)	(59.0)

Income (loss) before income taxes	25.1	(43.8)	112.0	(73.8)

Income tax expense (benefit)	11.4	(8.1)	32.5	97.3

Net income (loss)	13.7	(35.7)	79.5	(171.1)

Noncontrolling interest in net income (loss)
of subsidiaries	4.9	(5.8)	25.7	(37.5)

Net income (loss) attributable to Valhi
stockholders	$ 8.8	$ (29.9)	$ 53.8	$ (133.6)

Basic and diluted net income (loss) per share
attributable to Valhi stockholders	$ .03	$ (.10)	$ .16	$ (.39)

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES
(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2015 vs. 2014	2015 vs. 2014

Percentage change in TiO2 net sales :
TiO2 product pricing	(16)%	(14)%
TiO2 sales volumes	3	6
TiO2 product mix	(3)	(2)
Changes in currency exchange rates	(7)	(8)

Total	(23)%	(18)%